Exhibit 10.19
ASSIGNMENT AND ASSUMPTION AGREEMENT AND CONSENT
     This Assignment and Assumption Agreement and Consent (this “Agreement”) is made as of June ___, 2008, by and among The E. W. Scripps Company, an Ohio corporation (“Assignor”), Scripps Networks Interactive, Inc., an Ohio corporation (“Assignee”), and Jennifer L. Weber (“Executive”).
Preliminary Statements:
     A. Assignor and Executive are parties to that certain Employment Agreement, dated as of July 30, 2007 (the “Employment Agreement”), attached as Exhibit A hereto.
     B. Assignor and Assignee are parties to that certain Separation and Distribution Agreement, dated as of June ___, 2008 (the “Separation Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement.
     C. In connection with the Separation, Executive will become an employee of Assignee.
     D. Assignor wishes to grant, sell, assign, transfer and deliver to Assignee on the Distribution Date, and Assignee wishes to assume on the Distribution Date, the Employment Agreement, subject to the terms and conditions of this Agreement.
     E. Executive wishes to consent to the assignment of the Employment Agreement from Assignor to Assignee.
     NOW THEREFORE, intending to be legally bound, the parties hereto do hereby covenant and agree as follows:
     1. Assignment. Effective as of, but subject to the occurrence of, the Distribution Date, Assignor hereby grants, sells, assigns, transfers and delivers to Assignee all of the right, title and interest of Assignor in and to the Employment Agreement; provided, however, that, except as otherwise provided in the Separation Agreement, Assignor retains and does not grant, sell, assign, transfer or deliver any rights accruing to Assignor prior to the Distribution Date that are intended to accrue to the benefit of the EWS Business, including, without limitation, rights under Sections 9(d) and 9(e).
     2. Assumption. Effective as of, but subject to the occurrence of, the Distribution Date, Assignee hereby assumes and agrees to pay, discharge or perform, as appropriate, all liabilities and obligations of Assignor first arising or accruing under the Employment Agreement on or after the Distribution Date (the “Assumed Liabilities”).
     3. Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Assignee is not assuming and shall not assume, or become responsible for, at any time, any liabilities or obligations of Assignor arising or accruing under the Employment Agreement other than the Assumed Liabilities.

     4. Agreements of Executive. Executive hereby consents to the assignment of the Employment Agreement from Assignor to Assignee effective as of, but subject to the occurrence of, the Distribution Date and agrees that such assignment shall not constitute a termination of employment or Good Reason for Executive to terminate her employment. Executive and Assignee agree that upon effectiveness of the assignment contemplated by this Agreement, all references to the “Company” in the Employment Agreement shall mean Assignee and all references to employee benefit plans of Assignor in the Employment Agreement shall mean the comparable plans of Assignee. Except as otherwise provided in the Separation Agreement, Executive agrees that her obligations to Assignor under Section 9(b) with respect to Confidential Information (as defined in the Employment Agreement) of Assignor related to the EWS Business, Section 9(d) with respect to works-for-hire created as an employee of Assignor for the benefit of the EWS Business prior to the Distribution Date and Section 9(e) with respect to the EWS Business shall continue in effect in accordance with their terms for the benefit of Assignor.
     5. Further Action. The parties will from time to time after the date hereof, without further consideration, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances, assumptions and assurances as may be reasonably required to carry out the intent of this Agreement and to assign, transfer, convey and deliver unto Assignee, and for Assignee to accept and assume, the Employment Agreement.
     6. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to principles of conflict of laws.
     7. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THE E. W. SCRIPPS COMPANY
By:
Name:
Title:

SCRIPPS NETWORKS INTERACTIVE, INC.
By:
Name:
Title:

Jennifer L. Weber

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THE E.W. SCRIPPS COMPANY P.O. BOX 5380 CINCINNATI, OHIO 45201 312 WALNUT STREET, SUITE 2800 CINCINNATI, OHIO 45202	KENNETH W. LOWE PRESIDENT AND CHIEF EXECUTIVE OFFICER	PHONE (513) 977-3028 FAX (513) 977-3024 E-MAIL lowe@scripps.com

July 30, 2007
Ms. Jennifer L. Weber
c/o The E. W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, OH 45202
Re: Employment Agreement
Dear Jennifer:
The E. W. Scripps Company (the “Company”) agrees to employ you and you agree to accept such employment upon the following terms and conditions:
1. Term. Subject to the provisions for earlier termination provided in paragraph 10 below, the term of your employment hereunder shall become effective as of July 30, 2007 and shall continue through and until July 29, 2010. Such period shall be referred to as the “Term,” notwithstanding any earlier termination of your employment for any reason. The Company shall provide you with at least ninety (90) days’ notice prior to the expiration of the Term if the Company does not intend to continue to employ you beyond the expiration of the Term. If the Company does not provide you with such notice and the parties do not otherwise agree in writing to renew, extend, or replace this agreement, the Term shall automatically renew for one one-year term.
2. Duties. You will be the Senior Vice President of Human Resources of the Company, reporting to the Executive Vice President and Chief Financial Officer of the Company (“Reporting Senior”). You agree to devote substantially all your business time, and apply your best reasonable efforts, to promote the business and affairs of the Company and its affiliated companies during your employment. You will perform such duties and responsibilities commensurate with your position and title during the Term, and as may be reasonably assigned to you from time to time by your Reporting Senior. You shall not, without the prior written consent of the Company, directly or indirectly, during the Term, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with the performance of your duties
PARENT OF THE SCRIPPS MEDIA COMPANIES

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hereunder, you may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic, professional, or trade organizations. Your principal place of business shall be in Cincinnati, Ohio.
3. Compensation.
(a) Annual Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you Four Hundred Thousand Dollars ($400,000) a year in base salary (“Annual Salary”), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time during the Term. Your Annual Salary may be increased by the Company’s Compensation Committee in conjunction with your annual performance review conducted pursuant to the guidelines and procedures of the Company applicable to similarly situated executives, but in no event shall your Annual Salary be less than the annual salary amount established under this paragraph 3(a) for the immediately previous calendar year.
(b) Bonus. You shall participate in the Company’s executive bonus plan with a target bonus opportunity of 50% of your Annual Salary as established under paragraph 3(a) (“Bonus”). The Bonus amount actually paid shall be based on your attainment, within the range of the minimum and maximum performance objectives, of strategic and financial goals established for you by the Company and approved by the Company’s Compensation Committee. The Company shall pay to you any Bonus under this paragraph 3(b) by no later than March 15 of the following calendar year.
(c) Long-Term Incentive Plans. During your employment hereunder, you shall be eligible to participate in all equity incentive plans of the Company, including but not limited to, the Company’s 1997 Long-Term Incentive Plan, as amended, or any successor to such plan, applicable to similarly situated executives of the Company as shall be determined by the Company’s Compensation Committee.
4. Benefits. During your employment hereunder, you shall be entitled to participate in any employee retirement, pension and welfare benefit plan or program available to similarly situated executives of the Company, or to the Company’s employees generally, as such plans and programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, life insurance, short-term and long-term disability insurance plans, accidental death and dismemberment protection, travel accident protection, and all other plans that the Company may have or establish from time to time and in which you would be entitled to participate under the terms of the applicable plan. This provision is not intended, nor shall it have the effect of, reducing any benefit to which you were entitled as of the effective date of this Agreement. However, this provision shall

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not be construed to require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. You shall be entitled to be reimbursed by the Company for tax and financial planning up to a maximum of $10,000 per year, and for the annual membership fees and other dues associated with one luncheon club. In addition, the Company shall pay the costs of an annual “senior executive” physical examination. You shall be entitled to no less than four (4) weeks of Paid Time Off (“PTO”) per calendar year.
5. Business Expenses. During your employment hereunder, the Company shall reimburse you for reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to similarly situated executives of the Company.
6. Entitlements in Event of Death. In the event of your death during your employment hereunder, your beneficiary or estate shall, for the one-year period following your death, receive payments equal to your Annual Salary. Also, your family members who are covered under a Company medical plan at the time of your death shall be entitled to receive commensurate medical coverage at the Company’s expense throughout this same one-year period. In addition, your beneficiary or estate shall receive (i) any Bonus earned in the prior calendar year, but that has not yet been paid; (ii) the target bonus opportunity for the calendar year of your death, pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by March 15th of the following year; which such bonus shall be in lieu of any bonus that you would have otherwise been entitled to receive under the terms of the Executive Bonus Plan for that year, and (iii) reimbursement for all documented business expenses previously incurred for which you have not been reimbursed. In addition, your beneficiary or estate shall be entitled to any vested benefits accrued and earned by you hereunder, in each case up to and including the date of your death. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 10(d), your beneficiary or estate shall receive any Annual Salary payable under paragraph 10(d)(i) up to the date on which the death occurs.
7. Entitlements in Event of Permanent Disability. In the event of your permanent disability during your employment hereunder (as defined under and covered by a Company employee disability plan), your employment hereunder shall terminate. However, for the one-year period beginning on the date of such disability, you shall continue to receive payments equal to your Annual Salary. Also, your family members who are covered under a Company medical plan at the time of your permanent disability shall be entitled to receive commensurate medical coverage at the Company’s expense for the same one-year period. In addition, you shall receive (i) any Bonus earned in the prior calendar year, but that has not yet

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been paid; and (ii) the target bonus opportunity for the calendar year in which your permanent disability occurs, pro-rated for the portion of the year through the date of your permanent disability, payable, less applicable deductions and withholding taxes, by March 15th of the following year; which such bonus shall be in lieu of any bonus that you would have otherwise been entitled to receive under the terms of the Executive Bonus Plan for that year. In addition, you shall be entitled to any vested benefits accrued and earned by you hereunder, in each case up to and including the date of your permanent disability, and any amount payable to you pursuant to the applicable disability plan.
8. Change in Control Protections, You shall be included in and covered by the Company’s Senior Executive Change in Control Plan, which is incorporated herein by reference. Your Termination Pay Multiple, as defined in the Plan, will be at least “2.” In the event that such plan is terminated or you are excluded from the plan for any reason during the Term, the Company agrees to promptly amend this Agreement so that you are similarly covered and eligible for the same benefits and protection thereunder.
9. Non-Competition, Confidential Information, Etc.
(a) Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company, you will not engage in any other business activity that would otherwise conflict with your duties and obligations (including your commitment of substantially all business time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, without the prior written consent of the Company; provided, however, that this provision shall not prevent you from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term; provided, however, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) six (6) months after you terminate your employment for Good Reason or the Company terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 9(i) (which relates to your ability to terminate your obligations under this paragraph 9(a) in exchange for waiving your right to certain compensation and benefits); or (ii) twelve (12) months after the Company terminates your employment for Cause. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 10(a) and (b).)
(b) Confidential Information. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized

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business of the Company, or disclose to any third party, any information relating to the Company or any of its affiliated companies which is proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.
(c) No Solicitation or Interference. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly:
(i)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of the Company or any of its affiliated companies; or

(ii)	interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its affiliated companies with any customer, supplier or consultant.
(d) Ownership of Works. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services to the Company or any of its affiliates during your employment with the Company and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work- made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you. You shall, as may be requested by the Company from time to time, do any and all things which the

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Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate your Reporting Senior or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 9(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company or any of its affiliated companies of any ownership rights to which the Company or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.
(e) Litigation.
(i)	You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company’s General Counsel’s Office; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the Company’s General Counsel’s Office before providing any information or documents.

(ii)	You agree to cooperate with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually

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incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(iii)	Except as required by law or legal process, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves the Company or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company or any of its affiliated companies. In all events, you shall give advance notice to the Company’s General Counsel’s Office of such testimony promptly after you become aware that you may be required to provide it. The Company expressly reserves its attorney-client and other privileges except if expressly waived in writing.
(f) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company or any of its affiliated companies shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy either may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may directly owe to the Company or any of its affiliated companies at the time of or subsequent to the termination of your employment with the Company; and (ii) the reasonable value of the Company property which you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.
(g) Non-Disparagement. During the Term hereof and for one (1) year following the termination hereof for any reason, you shall not make, nor cause any one else to make or cause on your behalf, any public disparaging or derogatory statements or comments regarding the Company or its affiliated companies, or its officers or directors; likewise the Company will not make, nor cause any one else to make, any public disparaging or derogatory statements or comments regarding you.
(h) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You and the Company acknowledge and agree that your violation of paragraphs 9(a) through (h) of this Agreement may result in irreparable damage to the Company and/or its affiliated companies and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.
(i) Survival; Modification of Terms. The obligations set forth under paragraphs 9(a) through (i) shall remain in full force and effect for the entire period provided

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therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 9(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or the Company terminates your employment without Cause and you notify the Company in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 10(d)(i) through (iv). You and the Company agree that the restrictions and remedies contained in paragraphs 9(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.
10. Termination.
(a) Termination for Cause. The Company may, at its option, terminate your employment under this Agreement for Cause and thereafter shall have no obligations under this Agreement, including, without limitation, any obligation to pay Annual Salary or Bonus or provide benefits. “Cause” shall mean exclusively: (i) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of Confidential Information; (iii) your material breach of this Agreement; (iv) your gross misconduct or gross neglect in the performance of your duties hereunder; (v) your willful failure to cooperate with a bonafide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (vi) your willful and material violation of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Ethics Code. The Company will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v), or (vi), of this paragraph 10(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v), or (vi) of this paragraph 10(a); provided, however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

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(b) Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to the Company no more than thirty (30) days after the later of the occurrence of the event constituting Good Reason or your having knowledge of such event. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. The Company shall have ten (10) business days from the giving of such notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Permanent Disability) exclusively: (i) the assignment to you of duties or responsibilities substantially inconsistent with or materially less than your position(s) or duties as Senior Vice President of Human Resources; (ii) the withdrawal of material portions of your duties described in paragraph 2; (iii) the relocation of your position to a location more than twenty-five (25) miles outside the Cincinnati, Ohio metropolitan area; (iv) the material breach by the Company of this Agreement; or (v) the failure of any successor to all or substantially all of the Company’s assets to assume the Company’s obligations under this Agreement; or (vi) a change in reporting structure that you report to someone else other than the Chief Executive Officer, Executive Vice President and Chief Operating Officer or Executive Vice President and Chief Financial Officer of the Company or similar positions then in effect.
(c) Termination Without Cause. The Company may terminate your employment under this Agreement without Cause or at any time during the Term by written notice to you.
(d) Termination Payments/Benefits. In the event that your employment terminates under paragraph 10(b) or (c), you shall thereafter receive the following, less applicable deductions and withholding taxes:
(i)	a lump sum payment equal to your Annual Salary, as in effect on the date on which your employment terminates, calculated through the end of the Term. Such payment shall be made within thirty (30) days of the termination of your employment;

(ii)	payments equal to your target bonus opportunity, as in effect on the date on which your employment terminates, calculated through the end of the Term and paid in accordance with the Company’s then effective bonus payment practices;

(iii)	medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to the plans then covering the employees of the Company (until the end of the Term or, if earlier, the date on which you become eligible for medical and dental

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coverage from a third party); provided, that, during the period that the Company provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and the Company may withhold taxes from your compensation for this purpose; and provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law; and

(iv)	life insurance coverage pursuant to the policy then covering the employees of the Company in the amount then furnished to the Company employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer).
Notwithstanding the foregoing, in the event your employment is terminated pursuant to paragraphs 10(b) or (c) with less than one (1) year remaining in the Term, you will be entitled to the benefits described in paragraphs 10(d)(i) — (iv) for a period of one (1) year following the effective date of termination. You understand and agree that notice given by the Company in accordance with paragraph 1 that it does not intend to continue to employ you beyond the expiration of the Term does not constitute termination pursuant to paragraph 10(c).
(e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 10(d) with respect to medical and dental benefits and life insurance), participation in all the Company benefit plans and programs will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.
(f) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company. If, for any reason, this paragraph 10(f) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any such documents or instruments as your attorney-in-fact.
11. Severance Contingent On Release. Waiver and Non-Compete Agreement. If, pursuant to paragraph 1, the Company gives proper notice that it does not intend to

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employ you beyond the expiration of the Term, and your employment hereunder ends as a result, if you execute and do not later revoke or materially violate the Release, Waiver and Non-Compete Agreement in a form materially similar to the document attached hereto as Exhibit A, you will be entitled to the benefits described in paragraphs 10(d)(i) — (iv) for a period of six (6) months following the end of your employment.
12. Company’s Policies. You agree that, during your employment hereunder, you will comply in all material respects with all of the Company’s written policies, including, but not limited to, the Company’s Employee Handbook and Ethics Code.
13. Indemnification; D&O Liability Insurance. If you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were an officer, director, employee, or agent of the Company or any of its affiliated companies, or were serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Ohio, against all costs, expenses, liabilities and losses you incur in connection therewith. Such indemnification shall continue even if you have ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of your heirs, executors and administrators. The Company shall reimburse you for all costs and expenses you incur in connection with any Proceeding within 20 business days after receipt by the Company of a written requests for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions commensurate to the coverage the Company provides other similarly situated executives of the Company.
14. Notices. All notices under this Agreement must be given in writing, by personal delivery facsimile or by mail, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to any other person you designate in writing, and, if to the Company, to the address shown on this Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s General Counsel’s Office. Any notice given by mail shall be deemed to have been given three days following such mailing.
15. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or the Company except that the Company may assign this Agreement to any affiliated company of or any successor-in-interest

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to the Company, provided that such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.
17. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.
18. Entire Understanding. Except where specifically stated otherwise herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.
19. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
20. Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by the Company or any of its affiliated companies.
21. Deductions and Withholdings, Payment of Deferred Compensation. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of the Company’s Class A Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law. Notwithstanding any other provisions of this Agreement to the contrary, no payment for any restricted shares or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof without imposition of penalty taxes under the American Jobs Creation Act of 2004.

Jennifer L. Weber
July 30, 2007

If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.
Sincerely yours,

THE E. W. SCRIPPS COMPANY
/s/ Kenneth W. Lowe
Kenneth W. Lowe
President & Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Jennifer L. Weber
Jennifer L. Weber

Dated: 8/9/07